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                    [LETTERHEAD OF CONYERS DILL & PEARMAN]

October 29, 1996

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

          We have been requested by Central European Media Enterprises Ltd., (the "Company"), a Bermuda company, to furnish our opinion in connection with the registration statement (the "Registration Statement") on Form S-3 (Registration Number 333-12699), with respect to the registration of 4,600,000 shares (the "Shares") of the Company's Class A common stock, par value $.01 per share.

          We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that, when the Registration Statement has become effective under the Securities Act of 1933, when the Shares have been qualified as required under the laws of those jurisdictions in which they are to be issued and sold and when the Shares have been sold, issued and paid for in the manner described in the Registration Statement, the Shares will have been validly issued and will be fully paid and non-assessable.

          It is our opinion that the discussion of tax law set forth under the heading "Certain Tax Considerations - Bermuda Taxation" in the prospectus included in the Registration Statement is accurate as of the date hereof in all material respects.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" and under the caption "Certain Tax Considerations - Bermuda Taxation" in the prospectus included in the Registration Statement.

                                                 Very truly yours,

                                                 /s/ Conyers, Dill & Pearman

                                                 CONYERS, DILL & PEARMAN